Exhibit 99.1

VILLAGEEDOCS, INC.

Financial Statements

For the Years Ended December 31, 2007 and 2006

Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of VillageEDOCS, Inc.

We have audited the accompanying consolidated balance sheet of VillageEDOCS, Inc. and subsidiaries (the "Company") as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS, Inc. and subsidiaries at December 31, 2007, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 3 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based compensation to adopt Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company has incurred recurring losses and has a working capital deficit of $2,279,882.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KMJ Corbin & Company LLP

Irvine, California

March 31, 2008

VillageEDOCS, Inc. and subsidiaries
Consolidated Balance Sheet

December 31,
2007
ASSETS
Current assets:
Cash	$749,911
Accounts receivable, net of allowance for doubtful
accounts of approximately $49,000	899,117
Inventories	31,988
Prepaid expenses and other current assets	193,557
Total current assets	1,874,573

Property and equipment, net	379,192
Other assets	48,611
Goodwill	6,272,457
Other intangibles, net	2,993,449
$11,568,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$561,845
Accrued expenses	2,491,416
Deferred revenue	425,636
Capital lease obligation, current	19,008
Lines of credit	484,680
Convertible note and accrued interest payable to
related party	171,870
Total current liabilities	4,154,455

Capital lease obligation, net of current portion	21,918

Total liabilities	4,176,373

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized -- 48,000,000 shares
Issued and outstanding -- 33,500,000 shares	33,500
(liquidation preference of $1,675,000)
Common stock, par value $0.0001 per share:
Authorized -- 500,000,000 shares
Issued and outstanding -- 152,770,913 shares	15,277
Additional paid-in capital	32,397,585
Accumulated deficit	(25,054,453)
Total stockholders' equity	7,391,909
$11,568,282
See accompanying notes to consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2007	2006
Net sales	$14,180,658	$10,742,096
Cost of sales	5,611,387	4,315,122
Gross profit	8,569,271	6,426,974
Operating expenses:
Product and technology
development	1,724,724	1,425,435
Sales and marketing	1,975,315	1,153,245
General and administrative	5,758,493	4,129,010
Depreciation and amortization	791,365	599,885
Total operating expenses	10,249,897	7,307,575
Loss from operations	(1,680,626)	(880,601)

Interest expense, net of interest income	(111,561)	(105,786)
Other income	43,381	40,099
Loss before provision for
income taxes	(1,748,806)	(946,288)

Benefit (provision) for income taxes	89,000	(14,005)
Loss from continuing operations	$(1,659,806)	$(960,293)

(Loss) income from discontinued operations
(net of income tax provision of $485,000 and $0)	(1,625,424)	$78,161

Net loss	$(3,285,230)	$(882,132)

Basic and diluted loss available to
common stockholders per common share
Loss from continuing operations	$(0.01)	$(0.01)
Income (loss) from discontinued operations	$(0.01)	-
Loss per share	$(0.02)	$(0.01)

Weighted average shares outstanding -
basic and diluted	150,218,437	131,185,095

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Statements of Stockholders' Equity
For the Years Ended December 31, 2007 and 2006

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances, January 1, 2006	13,500,000	$13,500	99,167,526	$9,917	$26,542,554	$(20,887,091)	$5,678,880

Estimated fair value of common stock issued to
employees as compensation	-	-	66,000	7	7,253	-	7,260
Estimated fair value of common stock
issued as acquisition cost of TBS	-	-	2,200,000	220	241,780	-	242,000
Estimated fair value of common stock issued as
acquisition cost of TBS	-	-	110,000	11	12,089	-	12,100
Estimated fair value of common stock							-
issued as acquisition cost of GSI	-	-	42,663,879	4,266	4,262,122	-	4,266,388
Estimated fair value of common stock issued
in connection with consulting services	-	-	660,722	66	67,435	-	67,501
Issuance of preferred stock in consideration
for cancellation of common stock warrants	22,500,000	22,500	-	-	(22,500)	-	-
Conversion of preferred stock to common stock	(2,500,000)	(2,500)	2,500,000	250	2,250	-
Estimated fair value of vested stock options	-	-	-	-	557,111	-	557,111
Net loss			-	-	-	(882,132)	(882,132)

Balances, December 31, 2006	33,500,000	33,500	147,368,127	14,737	31,670,094	(21,769,223)	9,949,108

   Continued.

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Estimated fair value of common stock issued to
employees as compensation	-	-	66,000	6	2,634	-	2,640
Estimated fair value of common stock
issued as acquisition cost of TBS	-	-	2,200,000	220	87,780	-	88,000
Estimated fair value of common stock issued as
acquisition cost of TBS	-	-	110,000	11	4,389	-	4,400
Estimated fair value of common stock issued
in connection with consulting services	-	-	1,026,786	103	73,468	-	73,571
Issuance of common stock in consideration
for exercise of common stock warrrants	-	-	2,000,000	200	199,800	-	200,000
Estimated fair value of common stock warrants
issued in connection with consulting services	-	-	-	-	33,332	-	33,332
Estimated fair value of common stock warrants
cancelled in disposition of PFI	-	-	-	-	(553,000)	-	(553,000)
Estimated fair value of vested stock options	-	-	-	-	879,088	-	879,088
Net loss			-	-	-	(3,285,230)	(3,285,230)
Balances, December 31, 2007	33,500,000	$33,500	152,770,913	$15,277	$32,397,585	$(25,054,453)	$7,391,909

  See accompanying notes to consolidated financial statements

VillageEDOCS, Inc. and subsidiaries
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2007	2006
Cash Flows from Operating Activities:
Net loss	$(3,285,230)	$(882,132)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	909,839	738,504
Provision for (recovery of) doubtful accounts receivable	(18,368)	37,901
Estimated fair value of stock options issued to
employees for services rendered	879,088	557,111
Estimated fair value of warrants issued to consultants	33,332	-
Common stock issued to employees and non-employees
for services rendered	76,211	74,761
Amortization of debt discount	12,233	14,676
Loss on discontinued operations	1,404,523	-
Gain on sale of assets	-	1,700
Changes in operating assets and liabilities, net of
acquisitions and divestitures:
Accounts receivable	(250,013)	352,818
Inventories	22,960	(423)
Prepaid expenses and other current assets	(180,706)	(76,774)
Other assets	(11,069)	31,300
Accounts payable	(63,251)	(152,285)
Accrued expenses and interest	265,217	(142,944)
Deferred revenue	112,215	(177,589)
Net cash (used in) provided by operating activities	(93,019)	376,624
Cash Flows from Investing Activities:
Purchases of property and equipment	(147,680)	(132,511)
Cash acquired in acquisition of GSI, net	-	234,535
Costs incurred for purchase of GSI	-	(130,054)
Cash acquired from sale of PFI, net	837,510	-
Additions to capitalized software development	-	(1,189)
Net cash provided by (used in) investing activities	689,830	(29,219)
Cash Flows from Financing Activities:
Payments on lines of credit, net	(355,320)	-
Proceeds from warrant exercise	200,000	-
Proceeds from notes payable	-	10,000
Payments on capital lease obligation	(30,399)	(4,075)
Principal payments on notes payable to related parties	(30,000)	(346,562)
Principal payments on convertible notes to related parties	(200,000)	(200,000)
Net cash used in financing activities	(415,719)	(540,637)
Net change in cash	181,092	(193,232)

Cash, beginning of year	568,819	762,051
Cash, end of year	$749,911	$568,819
Supplemental disclosure of cash flow information -
Cash paid during the year for:
Interest	$95,360	$99,320
Income taxes	$74,642	$4,000

Supplemental Schedule of Noncash Investing
and Financing Activities:	2007	2006

Issuance of common stock as acquisition cost	$92,400	$254,100
Issuance of common stock on conversion of preferred stock	$-	$2,500
Issuance of preferred stock in consideration for cancellation of warrants	$-	$22,500
Estimated fair value of common stock issued in connection
with acquisition	$-	$4,266,388
Accrual for patent license	$-	$250,000
Acquisition of property and equipment through capital lease obligation	$63,175	$12,225

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

1.  Background, Organization and Basis of Presentation

VillageEDOCS, Inc. (the "Company" or "VillageEDOCS") was incorporated in 1995 in Delaware, reincorporated in California in 1997, and reincorporated in Delaware in September 2007. The Company has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally.  On February 17, 2004, the Company acquired Tailored Business Systems, Inc. ("TBS").  TBS provides various programming, processing and printing services to governmental entities, including installing software, hardware, printing and mailing of property tax forms.  On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that included the reorganization of the Company's electronic document delivery business into a wholly owned subsidiary of the Company.  In connection with the reorganization, the Company formed MessageVision, Inc. ("MVI") on October 25, 2004.  Effective April 1, 2005, the Company acquired Phoenix Forms, Inc. dba Resolutions ("PFI" or "Resolutions"), which it subsequently sold effective December 1, 2007.  Effective May 1, 2006, the Company acquired GoSolutions, Inc. ("GSI").  GSI provides enhanced voice and data communications services including speech-driven messaging, unified communications, and audio conferencing applications. The consolidated financial statements include the accounts of the Company and those of MVI, TBS, Resolutions, and GSI, its wholly owned subsidiaries, since October 25, 2004, February 17, 2004, April 1, 2005, and May 1, 2006, respectively.   The accounts of Resolutions are included through November 30, 2007.  See Note 5 for additional information regarding the accounting for Resolutions as a discontinued operation.  All significant inter-company transactions and balances have been eliminated in consolidation.

2.  Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception, and has a working capital deficit of $2,279,882.  The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns GSI, TBS and MVI.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations.  These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing.  The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

F-9

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability.  However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings.  Although cash flows from operations improved during 2006 to a level sufficient to support operating expenses, the Company's operations used net cash during 2007.  Should such cash flows continue to decrease for any reason, management plans to obtain debt and equity financing from new and existing stockholders.  There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.  Summary of Significant Accounting Policies

a.  Segments of an Enterprise and Related Information

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the Company to report information about segments of its business in annual financial statements and requires it to report selected segment information in its quarterly reports issued to stockholders. SFAS No. 131 also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company's four reportable segments are managed separately based on fundamental differences in their operations. At December 31, 2007, the Company operated in the following four reportable segments (see Note 12):

(a)  Electronic document delivery services,

(b)  Government accounting solutions,

(c)  Integrated communications, and

(d)  Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

b.  Concentration of Credit Risk

F-10

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The Company extends credit to its customers and performs ongoing credit evaluations of such customers.  The Company does not obtain collateral to secure its accounts receivable.  MVI and GSI generally require a valid credit card or ACH debit account to collateralize credit extended to non-corporate clients. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.  At December 31, 2007, the Company has recorded an allowance for doubtful accounts of approximately $49,000.

For the years ended December 31, 2007 and 2006, independent representatives of one enterprise accounted for approximately 31% and 23%, respectively, of total revenues.

No single customer accounted for more than 10% of accounts receivable at December 31, 2007.

At December 31, 2007, the Company had amounts on deposit with financial institutions in excess of the federally insured limits of $100,000, which approximated $410,000.

c.  Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, inventories, recoverability of long-lived assets, valuation of stock options, warrants, and deferred taxes.   Actual results could differ from those estimates.

d.  Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.  Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease.  Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

e.  Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as revised by SAB No. 104.  As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable.  Sales are recorded net of sales discounts.

F-11

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The Company has adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as well as SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions."  The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue generated by TBS and Resolutions (through the date of disposal - see Note 5), allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established.  Maintenance and support revenue is recognized ratably over the maintenance term.  First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services.  Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company's products which do not require significant customization to or modification of the underlying software code.

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates.  Subscription agreement revenue related to MVI and GSI usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo (TM) platform are billed in advance on a monthly basis and recorded as deferred revenues. The Company recognizes subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSol(TM) platform enhancements. The Company recognizes professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services.  Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo(TM) platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

f.  Product and Technology Development

F-12

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of MVI's internet-enabled fax services and web site, TBS's government accounting software, and GSI's communications services.  Product and technology development costs are expensed as incurred.

g.  Advertising

The Company expenses all advertising costs as incurred.  Advertising costs were $57,410 and $99,236 for the years ended December 31, 2007 and 2006, respectively.

h.   Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change.  The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

i.    Fair Value of Financial Instruments

The carrying amount of certain of the Company's financial instruments as of December 31, 2007 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, accrued expenses, capital lease obligations, lines of credit, and notes payable. The fair value of convertible notes payable to related party is not determinable as the borrowings are with a related party.

j.  Loss per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  All potentially dilutive shares, approximately 2,657,000 and 4,150,000 as of December 31, 2007 and 2006, respectively, have been excluded from diluted loss per share, as their effect would be anti-dilutive for the periods then ended.

k.   Comprehensive Income

The Company has no items of comprehensive income.

l.       Web Site Development Costs

During the years ended December 31, 2007 and 2006, the Company did not capitalize any additional amounts related to its web site in accordance with the Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Web Site Development Costs."  Web site development costs were amortized using the straight-line method over the estimated useful life of three years.

F-13

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

m.   Software Development Costs

The Company capitalizes software development costs pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," after technological feasibility of the software is established, which is generally the completion of a working prototype and ends upon general release of the product to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized costs consist of direct costs and allocated overhead associated with the development of the software products.  Amortization of software development costs commences when the product becomes available for general release to customers and is computed based on the straight-line method over the software's estimated economic life of approximately three years.  The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.  At December 31, 2007, management determined that no impairment existed.

n.     Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting purposes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

o.     Stock-Based Compensation

At December 31, 2007, the Company had two stock-based compensation plans.

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, ("SFAS 123(R)") which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.  In March 2005, the United States Securities and Exchange Commission ("SEC" or "Commission") issued Staff Accounting Bulletin ("SAB") No. 107 Share-Based Payment ("SAB 107") relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

F-14

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's consolidated statements of operations.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company's consolidated statements of operations for the years ended December 31, 2007 and 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the consolidated statements of operations for the years ended December 31, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the years ended December 31, 2007 and 2006, of approximately 12%, and 11%, respectively, was based on historical forfeiture experience and estimated future employee forfeitures.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the years ended December 31, 2007 and 2006.

Description of Plans

The Company's stock option plans provide for grants of options to employees and directors of the Company to purchase the Company's shares, as determined by management and the board of directors, at the fair value of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a seven-year term. As of December 31, 2007, the Company is authorized to issue up to 95,000,000 shares under these plans and has approximately 58,000,000 shares available for future issuances.

F-15

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company's stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.  The fair value of options granted was estimated using the following weighted-average assumptions:

	2007	2006
Stock options:
Expected term (in years)	6.0	5.0
Expected volatility	121% - 124%	316%
Risk-free interest rate	3.5%	3.55%
Dividend yield	-	-

A summary of option activity as of December 31, 2007 and changes during the year then ended, is presented below:

	December 31, 2007
		Weighted-Average
			Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Options outstanding at January 1, 2007	38,971,557	$0.19
Options granted	5,422,392	$0.18
Options forfeited	(7,163,280)	$0.21
Options exercised	-	$-
Options outstanding at December 31, 2007	37,230,669	$0.21	5.6	$-
Options vested or expected to vest	35,943,447	$0.21	5.6	$-
Options exercisable at December 31, 2007	26,849,848	$0.23	5.0	$-

The weighted-average grant date fair value of options granted during 2007 was $0.07 per option.  Upon the exercise of options, the Company issues new shares from its authorized shares.

F-16

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

As of December 31, 2007, there was approximately $1,085,000 of total unrecognized compensation cost, net of forfeitures, related to employee and director stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next 3.5 weighted average years. The total fair value of vested options issued to employees and directors during the years ended December 31, 2007 and 2006 was $879,088 and $557,111, respectively, net of an estimated forfeiture rate of 12% and 11%, respectively, which was recorded as general and administrative expense in the accompanying consolidated statements of operations.

All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued. In certain issuances, the Company may discount the value assigned to the issued shares for illiquidity and restrictions on resale.

p.               Inventories

Inventories consist primarily of supplies, forms, envelopes, and software licenses purchased for resale.  Cost is determined on a first-in, first-out basis.  The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand.  Actual demand may differ from the Company's estimates.  Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.

q.               Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed.  In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value.  Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred.  Impairment is based on several factors including the Company's projection of future undiscounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

The changes in the carrying amount of goodwill for the year ended December 31, 2006 are as follows (see Note 5):

Balance, January 1, 2007	$8,692,483
Goodwill of TBS acquired (see Note 7)	92,400
Goodwill of PFI disposed (see Note 5)	(2,512,426)
Balance, December 31, 2007	$6,272,457

F-17

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The Company performed an impairment test on goodwill as of December 31, 2007.  Based on its analysis as of December 31, 2007, the Company's management believes there is no impairment of its goodwill.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of goodwill in the future.

Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values (see Note 5).  Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

r.                Beneficial Conversion Feature

The convertible note provides for a rate of conversion that could fall below market value (see Note 6). Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to Emerging Issues Task Force ("EITF") Issue No. 98-5 Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 To Certain Convertible Instruments, the relative fair value of the BCF has been recorded as a discount from the face amount of the debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instrument.

s.                Long-Lived Assets

In the event that facts and circumstances indicate that equipment or other long-lived assets may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future discounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment charge is necessary.  The amount of long-lived asset impairment, if any, is charged to operations in the period in which long-lived asset impairment is determined.  At December 31, 2007, management believes there is no impairment of its long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of long-lived assets in the future.

t.                 Warranty Costs

The Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of December 31, 2007, management of the Company determined that a warranty reserve was not necessary.  In addition, the charges to expense during the years ended December 31, 2007 and 2006 were insignificant.

u.     New Accounting Pronouncements

F-18

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007. The Company plans to adopt SFAS No. 157 beginning in the first quarter of 2008. The adoption of this pronouncement is not expected to have material effect on the Company's consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities , applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  The adoption of this pronouncement is not expected to have material effect on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141R is effective for business combinations occurring in fiscal years beginning after December 15, 2008. Early adoption of SFAS No. 141R is not permitted. We are currently evaluating the impact SFAS No. 141R will have on any future business combinations.

Other recent accounting pronouncements issued by the FASB (including the EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

F-19

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

4.  Property and Equipment

            Property and equipment consist of the following as of December 31, 2007:

Equipment under capital lease	$84,831
Computer equipment	864,955
Furniture and equipment	518,827
Automobiles	48,800
Software	171,002
1,688,415
Less-- accumulated depreciation	(1,309,223)
$379,192

Depreciation expense for property and equipment for 2007 and 2006 was $259,156 and $180,452, respectively, for continuing operations and $29,984 and $50,125 for discontinued operations, respectively.

5.  Acquisitions, Discontinued Operations, Dispositions, and Intangible Assets

GSI

Effective May 1, 2006, VEDO Merger Sub, Inc., a wholly owned subsidiary of VillageEDOCS, Inc., acquired 100% of the outstanding common and preferred stock of GSI (the "Acquisition").

GSI is a Florida corporation formed in 2000 to acquire Go Solo Technologies, Inc., which has been operating continuously since 1999.  GSI is headquartered in St. Petersburg, Florida.

The terms of the Acquisition were the result of arms-length negotiations.  None of the GSI shareholders were previously affiliated with VillageEDOCS, Inc..

Effective May 1, 2006, VillageEDOCS issued 42,663,879 shares of its common stock, net of approximately 17,336,121 shares not issued in connection with two settlements (see below), with an estimated fair value of $4,266,388, to GSI's stockholders.  VillageEDOCS, Inc's common stock was valued at $0.10 per share, the fair value of VillageEDOCS, Inc's common stock on the date of the acquisition.

F-20

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

In connection with the Acquisition, VillageEDOCS, Inc. and dissenting shareholders of GSI holding approximately 1,771,000 and 3,021,000 shares of GSI's common and preferred Series A stock, respectively, entered into settlement agreements (the "Settlement Agreements").  Pursuant to the Settlement Agreements, the dissenting shareholders agreed to waive all dissenters' rights regarding approval of the Acquisition.  In exchange for the waiver, VillageEDOCS, Inc. agreed to pay cash in the amount of $965,000 in lieu of shares of its common stock.

The Acquisition was accounted for using the purchase method of accounting.

VillageEDOCS, Inc. funded the required payment under the Settlement Agreements with proceeds from GSI's cash balance of $965,000, $840,000 of which was provided by GSI's $1,000,000 revolving line of credit with a financial institution (see Note 6).

In connection with the Acquisition, VillageEDOCS, Inc. incurred approximately $130,000 in acquisition-related costs including, but not limited to, expenses incurred for legal, accounting and travel.

The acquisition price was comprised of the following:

Cash in accordance with settlement agreements	$965,000
Estimated fair value of VillageEDOCS' common stock	4,266,388
Legal, accounting, and other costs	130,054
$5,361,442

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of GSI as of May 1, 2006, the effective date of the Acquisition:

Cash	$1,199,535
Accounts receivable, net	332,457
Prepaid expenses and other current assets	68,912
Property and equipment, net	240,272
Other assets	34,895
Line of credit	(840,000)
Deferred revenue	(1,386,194)
Other liabilities	(949,686)
Net tangible liabilities assumed	(1,299,809)

Identifiable intangibles:
Customer relationships	2,200,000
Technology	490,000
Trade names and marks	420,000
Goodwill	3,551,251
$5,361,442

F-21

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The pro forma combined historical results, as if GSI had been acquired as of January 1, 2006 are estimated as follows:

Year
Ended
December 31, 2006
(unaudited)
Net sales	$15,079,240
Net loss	$(1,173,259)
Weighted average common
shares outstanding:
basic and diluted	145,211,587
Loss per share:
basic and diluted	$(0.01)

The pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results.

Discontinued Operations and Disposition of Resolutions

On December 10, 2007, the Company sold substantially all of the assets of its wholly-owned subsidiary Phoenix Forms, Inc. dba Resolutions to DocPath Corp. for $970,000 in cash, plus the cancellation of 10,000,000 warrants previously issued with an exercise price of $0.15 per share.  The warrants were originally issued to Alexander Riess and William Falcon as consideration in the acquisition of Phoenix Forms, Inc. by VillageEDOCS, Inc. in April 2005 and were valued at $553,000 on the date of cancellation (see below).

The Company's Board of Directors approved the disposal of the assets on December 7, 2007 as part of a strategy to reduce debt and focus on growth at the remaining business units and growth by acquisition.  The Company used $845,005 of the proceeds from the asset sale to retire a commercial note with a bank on December 11, 2007 (see Note 6).

The purchaser assumed substantially all of the employment agreements of Phoenix Forms, Inc., its office lease, accounts payable, and certain other accrued liabilities and contracts as stipulated by the Assets Purchase Agreement.  Accordingly, the Company does not expect to incur significant future cash expenditures in connection with the disposal.

F-22

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

In connection with the disposal, the Company recorded a loss from discontinued operations of $1,625,424, net of tax of $485,000.  Such loss includes income from PFI's operations of $264,099 before income taxes and a loss on the disposal of approximately $1,404,523 (which consists of net proceeds of $926,835 (net of $43,165 of expenses), plus the fair value of the cancelled warrant of approximately $553,000, less the net assets sold of $2,884,358, which includes the carrying value of goodwill and certain intangible assets with a carrying value of $3,019,916 at the time of disposition, which were written off, and $35,493 of cash retained by the seller.  The Company received $873,003 in December 2007 and the remaining $53,832 in January 2008.  The amounts received in January 2008 have been included in the prepaid expenses and other current assets in the accompanying consolidated balance sheet.

In accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long Lived Assets, the operations associated with this transaction and the loss on the sale have been classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.

Discontinued operations' results were as follows:

	December 31,
	2007	2006
Results of discontinued operations:
Net sales	$1,763,024	$2,170,077

Income before income taxes	$264,099	$78,161

Loss on sale of discontinued operations:
Sales price, net	$1,479,835	$-
Net assets sold	(2,884,358)	-

Loss on sale	$(1,404,523)	$-

Income (loss) from discontinued operations before income taxes	$(1,140,424)	$78,161
Income taxes	(485,000)	-

Income (loss) from discontinued operations	$(1,625,424)	$78,161

F-23

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

               Other Intangible Assets

On May 12, 2006, the Company entered into a Patent License Agreement (the "License Agreement") with Catch Curve, Inc. ("Catch Curve").  Pursuant to the License Agreement, Catch Curve granted the Company a worldwide, non-exclusive, non-divisible, fully paid-up license to use certain patented technology in connection with any facsimile products or services made or sold by the Company or its subsidiaries.  The Company is obligated to make aggregate license payments of $600,000 over a period of up to thirty-two months beginning on May 12, 2006, at which time no further payments are required under the License Agreement.  The License Agreement stipulates that $350,000 of the total license fee is attributable to sales of products and services prior to the date of the License Agreement.  The remainder of $250,000 is attributable to sales of products and services subsequent to the date of the License Agreement. Accordingly, on May 12, 2006, the Company recorded an intangible asset in the amount of $250,000.  The intangible asset is being amortized over 58 months, the current remaining life of the patents covered by the License Agreement.  During 2007, the Company made license payments of $180,000 under the License Agreement.  At December 31, 2007, the unpaid balance due was $180,000, which has been classified as a current liability on the accompanying consolidated balance sheet.

Other intangible assets consist of the following as of December 31, 2007:

	Estimated Useful Life	Gross Carrying	Accumulated	Net Carrying
	(Years)	Amount	Amortization	Amount
Corporate:
License agreement	Five	$250,000	$(84,051)	$165,949

TBS:
Customer list	Ten	$500,000	(193,750)	$306,250
Trade name	Five	50,000	(38,750)	11,250
		$550,000	$ (232,500)	$ 317,500
GSI:
Customer relationships	Ten	$2,200,000	$(366,667)	$1,833,333
Technology	Five	490,000	(163,333)	326,667
Trade names and marks	Ten	420,000	(70,000)	350,000
		$3,110,000	$(600,000)	$2,510,000

Total other intangible assets		$3,910,000	$(916,551)	$2,993,449

Amortization of other intangible assets was $471,724 and $417,321 during 2007 and 2006, respectively for continuing operations and $88,490 and $88,494 during 2007 and 2006, respectively, for discontinued operations.  During 2007, the Company wrote off $507,489 of intangible assets in connection with the sale of PFI.

F-24

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The estimated amortization expense for the next five years approximates:

Years Ending December 31,

2008	$472,000
2009	463,000
2010	462,000
2011	357,000
2012	312,000
$2,066,000

5.  Debt

Bank Lines of Credit

During 2006 and in connection with the acquisition of GSI, the Company had a $1,000,000 revolving line of credit (the "Line") with a financial institution and had used the proceeds to fund a required payment of $840,000 pursuant to the Settlement Agreements with dissenting shareholders of GSI.  On December 11, 2007, VillageEDOCS, Inc. paid $845,005 to the financial institution in full satisfaction of the commercial note issued in connection with the Line.  The Line matured on December 12, 2007 and the Company did not elect to renew it.  The Company elected to pay the commercial note in full from available cash in lieu of converting the Line to a non-revolving term loan.  Interest on outstanding borrowings had been payable monthly at a rate equal to the prime rate.  During the years ended December 31, 2007 and 2006, the Company paid $62,883 and $52,578, respectively, in interest on the Line.  The Line had been collateralized by the assets of GSI and guaranteed by four shareholders of the Company who were formerly shareholders of GSI.

Effective September 30, 2006, VillageEDOCS obtained a $500,000 revolving line of credit ("RLOC") with a financial institution.  The RLOC is guaranteed by a shareholder of the Company.  Interest on outstanding borrowings is payable monthly at an annual rate of interest equal to LIBOR plus 2% (6.22% at December 31, 2007).  As of December 31, 2007, there were outstanding borrowings of $484,680 on the RLOC and the Company was in compliance with all loan covenants.

Effective November 28, 2005, TBS renewed a $100,000 revolving line of credit ("TBS RLOC)" with a financial institution.  The TBS RLOC is guaranteed by the assets of TBS.   Interest on outstanding borrowings is payable monthly at a variable annual rate equal to the financial institution's prime rate in effect (7.25% at December 31, 2007).  As of December 31, 2007, the Company had not utilized the TBS RLOC and was in compliance with all loan covenants.

F-25

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

C. Alan and Joan P. Williams

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams and issued a convertible promissory note, bearing interest at 10 percent per annum.  During 2005, all but $65,000 of the principal amount due pursuant to this note was converted into shares of the Company's common stock.   The note, as amended, and accrued interest are due at the earlier of one of three events: 1) October 31, 2009; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  The conversion price is $0.14 per share.  As an incentive for Mr. and Mrs. Williams to provide the loan, the Company issued them a warrant to purchase 5,000,000 shares of the Company's restricted common stock at $0.10 per share exercisable until February 17, 2009.  In connection with the issuance of the note, the Company recorded a debt discount of $730,000, consisting of an embedded put option of $280,000 and the fair value of the warrant of $450,000, which were recorded as derivative liabilities upon note issuance and subsequently reclassified to additional paid-in capital.  The Company amortized the discount using the effective interest method through October 31, 2007.

During 2007 and 2006, $12,233 and $14,676, respectively, of interest expense was recognized in connection with the amortization of debt discount related to these notes.

At December 31, 2007, the amount owed by the Company to Mr. and Mrs. Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $106,870 in unpaid interest and are included in convertible note payable and accrued interest payable to related party in the accompanying consolidated balance sheet.

Barron Partners, LP

On April 13, 2005, the Company issued a convertible note payable to Barron Partners, LP ("Barron") in the principal amount of $800,000 (the "Convertible Note") which was converted into 16,000,000 shares of the Company's Series A preferred stock on September 30, 2005.

In connection with the Convertible Note, the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder has the right to purchase preferred shares of the Company for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined).  Warrants A and B vested upon grant and are exercisable through April 2010.  The warrants contain certain cashless exercise and anti-dilution provisions, as defined.

F-26

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

On November 17, 2006, the Company and Barron entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron agreed to cancel Warrants A and B to the Company.  In consideration for the cancellation of the foregoing warrants, the Company issued 22,500,000 shares of its Series A Preferred Stock to Barron.  Preferred Stock is convertible at the option of the holder into common stock on a one-for-one basis.  No gain or loss was recorded as a result of the Exchange Agreement.  Pursuant to the Exchange Agreement, the Company granted Barron certain registration rights (see Note 7).

Zant Trust

On September 1, 2001, GSI executed and delivered a note payable to a related party in the principal amount of $500,000, which matured in September 2006, as amended.  The note bore interest at 10% per annum, was secured by the assets of GSI, and was paid in full during 2006.

James L. Campbell and Stephen A. Garner

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the "TBS Notes").  Messrs. Campbell and Garner are employees of TBS.  Each of the TBS Notes bore interest at 5 percent per annum and was due and payable in three equal annual installments of $100,000, with the first installment paid in February 2005, the second installment paid in March 2006 and the third and final installment paid in February 2007.

Alexander Riess and William Falcon

In connection with the acquisition of Resolutions, the Company issued promissory notes in the amount of $120,000 and $80,000 to Alexander Riess and William Falcon, respectively.  Messrs. Riess and Falcon are employees of Resolutions.  The notes bore interest at 5% per annum and were paid in full in February 2006.

Also in connection with the acquisition of Resolutions, Messrs. Riess and Falcon loaned the Company $60,000 and $40,000, respectively, through February 28, 2006.  The notes bore interest at 7.5% per annum and were paid in full as of December 31, 2006.

An aggregate of $30,000 in notes payable to Messrs. Riess and Falcon were assumed in the acquisition of Resolutions.  The notes were non-interest bearing.  The notes were paid in full as of March 1, 2007 in accordance with the acquisition agreement.

F-27

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Interest Expense

Interest expense recognized on the Line and all the notes payable and the convertible note payable to a related party was $112,447 and $111,652 during 2007 and 2006, respectively.  Interest expense during 2007 and 2006 included non-cash charges of $12,233 and $14,676, respectively, related to amortization of debt discount.

7.  Stockholders' Equity (Deficit)

a.       Preferred Stock

On May 20, 2005, stockholders holding shares representing 74% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to a proposal to amend the Company's articles of incorporation to create and establish a series of preferred stock of the Company in connection with a private placement of the Company's $800,000 convertible promissory note. The amendment authorized 48,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock").  Each share of Series A Preferred Stock shall be convertible into one share of Common Stock.  Series A Preferred Stock will be immediately convertible into common stock, however, the Company is prohibited from effecting any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder's affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion.  The foregoing restriction may be waived (a) upon sixty-one days prior notice from the holder to the Company and (b) shall not apply in the event of a sale of substantially all of the assets or securities of the Company, a merger involving the corporation or an underwritten public offering of the Company's common stock.  No dividends shall be payable with respect to the Series A Preferred Stock.  The Series A Preferred Stock shall have no voting rights, except with respect to changes in the powers, preferences or rights of the Preferred Stock.   The liquidation preference of the Series A Preferred Stock is equal to $0.05 per share (the "Liquidation Value").  Upon liquidation of the Company, holders of Series A Preferred Shares will be paid the Liquidation Value prior to distribution of any amounts to holders of our common stock.

On March 8, 2006, the Company accepted a notice from Barron Partners, LP of its intent to convert an additional 2,500,000 shares of the Company's Series A Preferred Stock into 2,500,000 shares of the Company's common stock.  The shares of common stock were issued on March 8, 2006.

On November 17, 2006, the Company and Barron entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron agreed to cancel Warrants A and B (see Note 6).  In consideration for the cancellation of the foregoing warrants, the Company issued 22,500,000 shares of its Series A Preferred Stock to Barron.  No gain or loss was recorded as a result of the Exchange Agreement.

F-28

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

b.       Common Stock

On January 9, 2006, the Company filed a Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of California in order to increase the authorized number of shares of common stock of the Company from 250,000,000 to 400,000,000. The shareholders holding shares representing 70% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to the proposed actions.  The Company's Board of Directors approved these actions on December 6, 2005 and recommended that the Articles of Incorporation and the Incentive Plan be amended to reflect the above action.  The Secretary of State accepted the Certificate of Amendment on January 19, 2006 with an effective date of January 9, 2006.

On May 1, 2006 and in connection with the acquisition of GSI, the Company issued 42,663,879 shares of its restricted common stock to approximately 37 shareholders of GSI (see Note 5).  The shares were valued at $0.10 per share (the estimated fair value on the date of acquisition).

On May 1, 2006 and in connection with the acquisition of TBS, the Company issued 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as compensation expense in the accompanying statement of operations.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006, the Company issued 160,722 shares of its restricted common stock to a non-affiliate independent contractor for project management services rendered.  The shares were valued at $0.14 per share (the estimated fair value on the date of issuance) and recorded as consulting expense in the accompanying statement of operations.

On October 31, 2006, the Company issued an aggregate of 500,000 shares of its restricted common stock to a consultant in connection with a placement agency agreement.  The 500,000 shares were valued at $0.09 per share (fair value on date of issuance) and the Company recorded $45,000 of consulting expense in the accompanying consolidated statement of operations in accordance with the nature of the services provided.

F-29

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

On February 22, 2007, the Company issued an aggregate of 500,000 shares of its restricted common stock to a consultant in connection with a placement agency agreement.  The 500,000 shares were valued at $0.085 per share (fair value on the measurement date) and the Company recorded $42,500 of consulting expense in the accompanying consolidated statements of operations during the year ended December 31, 2007 in accordance with the nature of the services provided.

On May 7, 2007, and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.  No additional shares of common stock are due to Messrs. Garner and Campbell pursuant to the TBS acquisition agreement.

On May 7, 2007, and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.

On May 7, 2007, and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and were recorded as compensation expense.

On May 7, 2007, the Company issued 26,786 shares of its restricted common stock to a non-affiliate independent contractor for project management services rendered.  The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and were recorded as consulting expense in June 2007.

As of May 24, 2007, a majority of the Company's stockholders approved a proposal to increase the authorized shares of the Company to 500,000,000 from 400,000,000.

On August 28, 2007, and in connection with an engagement agreement, the Company issued an aggregate of 500,000 shares of its restricted common stock to Gemstone Securities LLC for services provided.  The shares were valued at $0.06 per share (the estimated fair value on the measurement date).

On August 28, 2007, the Company issued 2,000,000 shares of its restricted common stock to C. Alan and Joan P. Williams at $0.10 per share in consideration for $200,000 in cash proceeds to the Company from the exercise of common stock purchase warrants.

F-30

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Effective September 7, 2007, the Company reincorporated in Delaware under the name VillageEDOCS, Inc.  Pursuant to its Articles of Incorporation filed with the State of Delaware, the Company is authorized to issue two classes of shares of stock.  The first class is designated as preferred stock.  The total number of shares of Series A Preferred stock that the Company is authorized to issue is forty eight million (48,000,000) of  $0.001 par value per share.  The second class is designated as common stock.  The total number of shares of common stock that the Company is authorized to issue is five hundred million (500,000,000) of $0.0001 par value.

c.      Stock Options

The Company has adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 90,000,000 shares of common stock, as amended, to employees and certain outside consultants.   The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.  The number of options under the 2002 Plan available for grant at December 31, 2007, and 2006 was 54,825,470 and 23,788,645, respectively.

During 1997, the Board of Directors of the Company adopted a stock option plan (the "1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.  The number of options under the 1997 Plan available for grant at December 31, 2007 and 2006 was 2,873,861 and 2,239,798, respectively.

During 2006, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  13,520,000 shares at $0.15 per share, 500,000 shares at $0.16 per share, and 100,000 shares at $0.18 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through December 2011.

During 2006, 2,183,113 options under the 2002 Plan and 150,000 other options were cancelled due to their expiration or the termination of employment.

During 2007, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  1,180,000 shares at $0.15 per share, and 4,242,392 shares at $0.19 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through August 2015 (see Note 3).

During 2007, 6,529,217 options under the 2002 Plan and 634,063 other options were cancelled due to their expiration or the termination of employment.

F-31

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Stock option activity for the years ended December 31, 2007 and 2006 is as follows:

		Weighted Average
	Number	Exercise Price
	of Options	Per Share
Outstanding at January 1, 2006	27,184,670	$0.22
Granted	14,120,000	0.15
Forfeited	(2,333,113)	0.28
Exercised	-	-
Outstanding at December 31, 2006	38,971,557	0.19
Granted	5,422,392	0.18
Forfeited	(7,163,280)	0.21
Exercised	-	-

Outstanding at December 31, 2007	37,230,669	$0.19

Exercisable at December 31, 2007	26,849,848	$0.23

Weighted average fair value of options granted:	2006	$0.14
	2007	$0.07

F-32

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The following summarizes information about options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.10 - $0.25	36,420,510	5.7	$ 0.16	26,039,689	$ 0.16
$1.00	50,000	1.1	1.00	50,000	1.00
$2.50	760,159	2.7	2.50	760,159	2.50
	37,230,669		$ 0.21	26,849,848	$ 0.23

d.   Warrants

From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

On October 1, 2007, and in connection with a retainer agreement dated September 15, 2007, the Company issued a warrant to purchase 2,000,000 shares of its common stock at $0.05 per share (fair value on the measurement date) to a consultant in consideration for public relations services.  The warrants are exercisable over a five year period from date of grant.  The warrants were valued using the Black-Scholes option pricing model, were valued at $100,000, and will be recorded as consulting expense in the Company's statements of operations over the twelve month vesting period that began on September 15, 2007.  During the year ended December 31, 2007, the Company recorded $33,332 of consulting expense in connection with this warrant.

F-33

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

In connection with the Convertible Note (see Note 6), the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder had the right to purchase shares of the Company's preferred stock for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined) (see Note 6).  The warrants were valued using the Black-Scholes option pricing model and were valued at $6,400,000.  Warrants A and B vested upon grant and were exercisable through April 2010.  The warrants contained certain cashless exercise and anti-dilution provisions, as defined.  On November 17, 2006, the Company and Barron entered into a warrant exchange agreement (see Note 7).

On April 15, 2005 and in connection with the acquisition of PFI, the Company issued warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black-Scholes option pricing model) and included as consideration in the purchase price, and vested at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.  The warrants were tendered and cancelled effective December 1, 2007 in connection with the sale of Resolutions (see Note 5).

The following represents a summary of the warrants outstanding for the years ended December 31, 2007 and 2006:

		Weighted Average
	Number	Exercise Price
	of Warrants	Per Share
Outstanding at January 1, 2006	55,566,000	$0.13
Granted	-	-
Exercised	-	-
Expired/Forfeited	(40,000,000)	0.13
Balance at December 31, 2006	15,566,000	$0.13
Granted	2,000,000	0.05
Exercised	(2,000,000)	0.10
Expired/Forfeited	(10,000,000)	0.15
Balance at December 31, 2007	5,566,000	$0.09

Weighted average fair value of warrants granted in 2007:	$0.05

F-34

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The following summarizes information about warrants outstanding at December 31, 2007:

	Warrants Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number of	Remaining	Average
Exercise	Shares	Contractual	Exercise
Price	Outstanding	Life (Years)	Price

$0.05	2,000,000	4.7	$ 0.05
$0.10	3,000,000	2.1	$ 0.10
$0.15	550,000	7.3	$ 0.15
$0.18	16,000	2.3	$ 0.18
	5,566,000		$ 0.09

8.  Income Taxes

At December 31, 2007, the Company had approximately 24,857,000 and $28,126,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state net operating loss carryforwards expire through 2025 and 2015, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2007, the effect of such limitation, if imposed, has not been determined.

Pursuant to Internal Revenue Code Sections 382 and 383, the use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.  The annual limitation may result in the expiration of net operating losses and credits before utilization.

F-35

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company's formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. If the Company has experienced an ownership change at any time since its formation, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company's stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL carryforwards before utilization. Further, until a study is completed and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit under FIN 48. Due to the existence of the valuation allowance, future changes in the Company's unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.  The valuation allowance increased approximately $784,000 and $497,000 during the years ended December 31, 2007 and 2006, respectively.

Deferred tax assets consist of the following at December 31, 2007:

Deferred tax assets:
Net operating loss carryforwards	$9,816,000
Purchased intangibles	(899,000)
Other	127,000
Less valuation allowance	(9,044,000)
----------------
$-
===========

A reconciliation of income taxes from continuing operations computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

	2007	2006
	---------------	---------------
Computed benefit at federal statutory rate	$(487,000)	$(295,000)
State income tax benefit, net of federal effect	(26,000)	(10,000)
Increase in valuation allowance	784,000	497,000
Other	(360,000)	(177,995)
	----------------	----------------
	$(89,000)	$14,005
	=========	=========

F-36

VillageEDOCS, Inc. and subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109" ("FIN No. 48").  FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  FIN No. 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company adopted the provisions of FIN No. 48 on January 1, 2007.  Upon adoption, the Company recognized no adjustment in the amount of unrecognized tax benefits.  As of the date of adoption, the Company had no unrecognized tax benefits.  The Company's policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

The Company is subject to U.S. federal and state income tax.  The Company is no longer subject to U.S. federal and state income tax examinations for years before 2004 and 2003, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carry forward amount.  The Company is currently under U.S. federal tax examinations. The Company is currently not under state tax examinations.

A portion of the net operating loss carryforwards as of December 31, 2007 includes amounts related to stock option deductions.  Under SFAS 123R, any excess tax benefits from share-based compensation are only realized when income taxes payable is reduced, with the corresponding credit posted to additional paid-in capital.

9.  Loss per Share

Basic and diluted loss per common share is computed as follows for the years ended December 31:

	2007	2006
	--------------	--------------
Numerator for basic and diluted loss per common share:
Net loss available to common stockholders	$(3,285,230)	$(882,132)
	=========	=========

Denominator for basic and diluted loss per common share:

Weighted average common shares outstanding	150,218,437	131,185,095
	=========	=========
Basic and diluted loss available to common stockholders
per common share	$(0.02)	$(0.01)
	========	=========

10.  Commitments and Contingencies

a.      Leases

The Company leases certain property and equipment under operating lease agreements (including related party leases - see Note 11) which expire on various dates through 2012 and provide for monthly lease payments ranging from $108 to $12,653.

The Company also leases equipment under a related party capital lease agreement which expires in January 2010 and provides for a monthly lease payment of $1,746.

F-37

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Future annual minimum payments under capital leases and noncancelable operating leases is as follows:

		Operating Leases
	Capital	Related Party	Other	Total

2008	$21,000	$238,000	$222,000	$481,000
2009	21,000	246,000	206,000	473,000
2010	1,600	185,000	172,000	358,600
2011	-	61,000	154,000	215,000
2012	-	-	76,000	76,000
Total minimum lease payments	$43,600	$730,000	$830,000	$1,603,600
Less: amounts representing interest	(2,700)
Present value of lease obligations	$40,900

Rent expense for the years ended December 31, 2007 and 2006 was $369,396 (including $243,851 of related party rent) and $371,049 (including $175,624 of related party rent), respectively.

b.     Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business.

In connection with the acquisition of GSI the Company is entitled to certain rights of indemnification from GoSolutions Equity, LLC, which is a former shareholder of GSI that became a shareholder of the Company as a result of our acquisition of GSI.  The Company made a claim of indemnification from this entity in connection with the bankruptcy of one of GSI's significant customers - Vartec Telecom, Inc. - and the facts and circumstances relating to the procurement and maintenance of the Primerica Life Insurance account and related Citigroup affiliates.  GoSolutions Equity, LLC has indicated that it does not believe that we have a valid basis for making such indemnification claims.

F-38

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The Company has engaged in limited discussions with GoSolutions Equity, LLC as it relates to the indemnification claims notice and their response to such claims notice.  However, the Company is unable to advise whether it will be successful in the indemnification claims against GoSolutions Equity, LLC.  Pursuant to the agreement with GSI, if the Company is successful, GoSolutions Equity, LLC would only be required to return up to approximately 4.4 million of our shares issued to that entity to satisfy such indemnification claims.  GoSolutions Equity, LLC is not required to contribute cash to satisfy any indemnification claims.

In March 2007, GSI was served by the Trustee for Vartec Telecom, Inc. ("Trustee") in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division ("Bankruptcy Court"), Case No. 04-81694-hdh-7.  The complaint sought recovery of approximately $400,000 for alleged preferential transfers made in 2004.  On July 19, 2007, the Bankruptcy Court issued an order approving a compromise and settlement between the Trustee and GSI pursuant to which the claims of the Trustee and the counterclaims of GSI were settled in consideration for GSI's payment of $55,000.

In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

c.      Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business.  These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

d.     Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the States of California, Florida, and Georgia.  These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship.  In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities.  In connection with the Company's acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement.  In connection with the Company's acquisitions of Resolutions and GSI, the parties have agreed to indemnify each other from claims relating to the acquisition agreement.  The duration of these indemnities and guarantees varies and, in certain cases, is indefinite.  The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

F-39

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

11.  Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in Notes 6 and 7.

TBS has a related party operating lease with Perimeter Center Partners for the rental of the land and building occupied by TBS.  The lease, as amended, commenced on February 1, 2004 and has a term of six years, with monthly payments of $6,200.  The Company has executed a Guaranty with respect to the lease.  Perimeter Center Partners is owned by Stephen A. Garner and James L. Campbell, who are significant employees of the Company and the former owners of TBS.

TBS has a related party capital lease with Perimeter Center Partners for an inserting machine.  The lease commenced on May 19, 2007 and ends on January 31, 2010.  Monthly payments are $1,746.  The Company has executed a Guaranty with respect to the lease.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653, $13,232, $13,841, $14,485, and $15,164 per month for each of the twelve month periods ended April 2007, 2008, 2009, 2010, and 2011, respectively.    The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity, LLC (a related party) owns an interest.

F-40

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

12.  Segment Reporting

The Company's continuing operations are classified into four principal reportable segments that provide different products or services.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.  The

Company operates in the following four reportable segments:

(a)  Electronic document delivery services
(b)  Government accounting solutions,

(c)  Integrated communications, and

(d)  Corporate.

The Company evaluates performance and allocates resources based upon operating income.  The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.  Inter-segment sales are eliminated upon consolidation.

The following table summarizes segment asset and operating balances by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with accounting principles generally accepted in the United States of America:

F-41

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

	Year	Year	(1)
	ended / As of	ended
	December 31,	December 31,
	2007	2006

Net revenue from external customers:

Electronic document delivery	$2,956,857	$2,890,640
Government accounting solutions	5,001,343	4,130,458
Integrated communications	6,222,458	3,720,998
Corporate	-
Total net revenue from
external customers:	$14,180,658	$10,742,096

Operating income (loss) from continuing
operations:
Electronic document delivery	$327,288	$764,687
Government accounting solutions	501,082	221,536
Integrated communications	982,920	291,027
Corporate	(3,491,916)	(2,157,851)
Total operating loss from continuing operations:	$(1,680,626)	$(880,601)

Depreciation and amortization:

Electronic document delivery	$64,173	$42,321
Government accounting solutions	109,288	120,773
Integrated communications	565,589	404,464
Corporate	52,315	32,327
Total depreciation and amortization:	$791,365	$599,885

Interest expense, net of interest income:

Electronic document delivery	$-	$31
Government accounting solutions	1,646	-
Integrated communications	(1,190)	4,258
Corporate	111,105	101,497
Total interest expense, net of interest income:	$111,561	$105,786
continued.

F-42

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

	Year	Year	(1)
	ended / As of	ended
	December 31,	December 31,
	2007	2006
Income (loss) from continuing operations:

Electronic document delivery	$318,334	$822,206
Government accounting solutions	511,848	223,236
Integrated communications	1,005,091	278,305
Corporate	(3,495,079)	(2,284,040)
Total loss from continuing operations:	$(1,659,806)	$(960,293)

Identifiable assets:

Electronic document delivery	$693,312
Government accounting solutions	3,718,622
Integrated communications	6,542,920
Corporate	613,428
Total identifiable assets:	$11,568,282

Capital expenditures:

Electronic document delivery	$76,919	$55,590
Government accounting solutions	66,850	13,211
Integrated communications	60,144	48,690
Corporate	5,969	-
Total capital expenditures:	$209,882	$117,491

(1) 2006 period results and balances for the Integrated communications segment are reported as of and for the period from May 1, 2006 (date of acquisition) through December 31, 2006.

F-43

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

13.  Subsequent Events

On February 6, 2008, the Company and The Private Bank of The Peninsula ("Bank") entered into an agreement for an asset based line of credit (the "Line").  The Bank's maximum commitment amount for the Line is $1.5 million.  Advances will generally be limited to 85% of eligible domestic accounts receivable.  The interest rate is floating and is calculated at Wall Street Journal prime rate plus 3% on the cash borrowed.  Interest on outstanding borrowings is payable monthly.

A facility fee of $15,000 was paid to the Bank in connection with the Line.  A finder's fee in the amount of $50,000 was paid by the Company to Dragonfly Capital Partners LLC ("Dragonfly").  In addition, the Company issued Dragonfly an immediately exercisable warrant to purchase 2,419,355 shares of its restricted common stock at an exercise price of $0.062 per share through February 6, 2013.

Outstanding advances under the Line will be secured by a first lien position on all of the Company's accounts receivable, contract rights, chattel paper, documents, and payment and by a second lien on its inventory, intellectual property, and equipment.

In consideration for the Line, the Company issued the Bank an immediately exercisable warrant to purchase 75,000 shares of its restricted common stock at an exercise price of $0.062 per share through February 6, 2018.

On February 8, 2008, the Company issued Agile Equity LLC an immediately exercisable warrant to purchase 653,214 shares of its restricted common stock at $0.077 per share through February 8, 2009 in consideration for consulting services rendered in connection with acquisition due diligence.  Approximately $50,000 of such services were provided during 2007.  Accordingly, the Company has included $50,000 in accrued expenses in the accompanying consolidated balance sheet related to such services.

F-44